Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
Boykin Lodging Announces Conditions to Contingent Dividend Satisfied
Cleveland, Ohio, September 13, 2006 — Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust (REIT), announced that as of 5:00 p.m. EDT on September 13, 2006 there is not in effect: (a) an injunction issued by a court of competent jurisdiction with respect to the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P. or (b) an order issued by a court of competent jurisdiction affecting the nature, timing or completion of the transactions contemplated by the merger agreement.
The absence of an injunction or court order satisfies the final condition to the contingent dividend related to the Company’s common shares declared by the Board of Directors on August 28, 2006. The other condition was the approval and adoption of the merger agreement by the Company’s common shareholders, which occurred on September 12, 2006.
Because the conditions precedent to the contingent dividend have been satisfied, the Company will pay its common shareholders of record on September 6, 2006 a dividend of $2.77 per share on September 14, 2006.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 19 hotels containing a total of 5,480 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
Forward Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the expected effects, timing and completion of the proposed transactions, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things, (1) the conditions to the closing of the proposed merger may not be satisfied; (2) the proposed merger may involve unexpected costs or unexpected liabilities; (3) the businesses of the Company may suffer as a result of uncertainty surrounding the proposed merger; (4) the settlement of the putative shareholder class action lawsuits filed against the Company and each of its directors is subject to court approval; and (5) the Company may be adversely affected by economic, business, and/or competitive factors, including real estate conditions, and hotel acquisition and disposition programs. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.boykinlodging.com and http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.